Exhibit 8.1

LIST OF THE COMPANY’S SUBSIDIARIES – BIOPROGRESS PLC

Subsidiaries of BioProgress PLC

Company	State/Country of Incorporation
BioProgress Technology Limited	England and Wales

BioProgress Technology International, Inc.	Nevada

BioProgress Technology Inc.	Georgia

BioTec Films LLC	Florida

BioCustom Limited	England and Wales

D.H.A Nutrition Limited	England and Wales

Dexo BioPharm Limited	England and Wales

Dexo BioGenerics Limited	England and Wales

Dexo BioPharm France SAS	France

Laboratoires Pharmaceutiques Dexo SA	France

Dexo LLC	Delaware